Exhibit 4.1
GAMBLING.COM GROUP LIMITED
AMENDED AND RESTATED 2020 STOCK INCENTIVE PLAN
GLOBAL RESTRICTED SHARE UNIT AWARD GRANT NOTICE
Gambling.com Group Limited, a Company organized in Jersey (the “Company”), pursuant to its Amended and Restated 2020 Stock Incentive Plan, as amended from time to time (the “Plan”), hereby grants to the holder listed below (the “Participant”), an award of restricted share units (“Restricted Share Units” or “RSUs”). Each vested Restricted Share Unit represents the right to receive one Ordinary Share (a “Share”) in accordance with the Global Restricted Share Unit Award Agreement attached hereto as Exhibit A (the “Agreement”), including any additional terms and conditions set forth in any appendix for the Participant’s country (the “Appendix” and together with the Global Restricted Share Unit Award Agreement, the “Agreement”). This award of Restricted Share Units is subject to all of the terms and conditions set forth herein and in the Agreement and the Plan, each of which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Global Restricted Share Unit Award Grant Notice (the “Grant Notice”) and the Agreement.

Participant:	[__________________________]
Grant Date:	[__________________________]
Total Number of RSUs:	[_____________]
Vesting Commencement Date:	[_____________]
Vesting Schedule:	[_____________]
Termination:
If the Participant experiences a termination of employment or service with the Company or its Subsidiaries, all RSUs that have not become vested on or prior to the date of such termination of employment or service will thereupon be automatically forfeited by the Participant without payment of any consideration therefor.

By his or her signature and the Company’s signature below, or by the Participant’s acceptance of the Grant Notice through the Company’s online acceptance procedure, the Participant agrees to be bound by the terms and conditions of the Plan, the Agreement and this Grant Notice. The Participant has reviewed the Plan, the Agreement and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to accepting this Grant Notice and fully understands all provisions of the Plan, the Agreement and this Grant Notice. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board or person acting pursuant to authority delegated by the Board (the “Administrator”) upon any questions arising under the Plan, the Agreement or this Grant Notice. In addition, by signing below or electronically accepting the Grant Notice, the Participant also agrees that the Company, in its sole discretion, may satisfy any withholding obligations for Tax-Related Items in accordance with Section 2.6(b) of the Agreement or the Plan.

GAMBLING.COM GROUP LIMITED:	PARTICIPANT:
By:	By:
Print Name:	Print Name:
Title:
Address:	Address:

EXHIBIT A
TO RESTRICTED SHARE UNIT AWARD GRANT NOTICE
GLOBAL RESTRICTED SHARE UNIT AWARD AGREEMENT
Pursuant to the Global Restricted Share Unit Award Grant Notice (the “Grant Notice”) to which this Global Restricted Share Unit Award Agreement, including any additional terms and conditions set forth in any appendix for the Participant’s country (the “Appendix” and together with the Global Restricted Share Unit Award Agreement, this “Agreement”) is attached, Gambling.com Group Limited, a Company organized in Jersey (the “Company”), has granted to the Participant the number of restricted share units (“Restricted Share Units” or “RSUs”) set forth in the Grant Notice under the Amended and Restated 2020 Stock Incentive Plan, as amended from time to time (the “Plan”). Each Restricted Share Unit represents the right to receive one Ordinary Share (a “Share”) upon vesting.
ARTICLE I.
GENERAL
1.1    Defined Terms. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and the Grant Notice.
1.2    Incorporation of Terms of Plan. The RSUs are subject to the terms and conditions of the Plan, which are incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.
ARTICLE II.
GRANT OF RESTRICTED SHARE UNITS
2.1    Grant of RSUs. Pursuant to the Grant Notice and upon the terms and conditions set forth in the Plan and this Agreement, effective as of the Grant Date set forth in the Grant Notice, the Company hereby grants to the Participant an award of RSUs under the Plan.
2.2    Unsecured Obligation to RSUs. Unless and until the RSUs have vested in the manner set forth in Article 2 hereof, the Participant will have no right to receive Shares under any such RSUs. Prior to actual payment of any vested RSUs, such RSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.
2.3    Vesting Schedule. Subject to Section 2.4 hereof, the RSUs shall vest and become nonforfeitable with respect to the applicable portion thereof according to the vesting schedule set forth in the Grant Notice (rounding down to the nearest whole Share).
2.4    Forfeiture, Termination and Cancellation upon Termination of Service.
(a)    Notwithstanding any contrary provision of this Agreement or the Plan, upon the Participant’s termination of employment or service with the Company or its Subsidiaries for any or no reason, all Restricted Share Units which have not vested prior to or in connection with such termination of employment or service shall thereupon automatically be forfeited, terminated and cancelled as of the applicable termination date without payment of any consideration by the

Company, and the Participant, or the Participant’s beneficiary or personal representative, as the case may be, shall have no further rights hereunder with respect to such forfeited RSUs. No portion of the RSUs which has not become vested as of the date on which the Participant incurs a termination of employment or service with the Company or its Subsidiaries shall thereafter become vested, except as may otherwise be provided by the Board or as set forth in a written agreement between the Company and the Participant. For the avoidance of doubt, employment or service during only a portion of the vesting period shall not entitle the Participant to vest in a pro-rata portion of the RSUs.
(b)    For purposes of the RSUs, Participant’s termination of employment or service will be considered to occur on the date Participant is no longer actively providing services to the Company or any subsidiary of the Company (regardless of the reason for the termination and whether or not later found to be invalid or in breach of Applicable Law in the jurisdiction where the Participant is rendering services or the terms of the Participant’s employment or other service agreement, if any) (the “Termination Date”), and unless otherwise expressly provided in this Agreement or determined by the Administrator, Participant’s right to vest in the RSUs under the Plan, if any, will terminate as of the Termination Date and will not be extended by any notice period (e.g., Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under Applicable Laws in the jurisdiction where Participant is providing services or the terms of the Participant’s employment or other service agreement, if any). The Company shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of Participant’s RSU grant (including whether Participant may still be considered to be providing services while on a leave of absence).
2.5    Issuance of Shares upon Vesting. As soon as administratively practicable following the vesting of any Restricted Share Units pursuant to Section 2.3 hereof, but in no event later than 30 days after such vesting date (for the avoidance of doubt, this deadline is intended to comply with the “short term deferral” exemption from Section 409A of the Code), the Company shall deliver to the Participant (or any transferee permitted under Section 3.1 hereof) a number of Shares equal to the number of RSUs subject to this Award that vest on the applicable vesting date. Notwithstanding the foregoing, in the event Shares cannot be issued pursuant to Section 10(g) of the Plan [Conditions on Delivery of Stock], the Shares shall be issued pursuant to the preceding sentence as soon as administratively practicable after the Administrator determines that Shares can again be issued in accordance with such Section.
2.6    Responsibility for Taxes.
(a)    The Participant acknowledges that, regardless of any action taken by the Company or, if different, the subsidiary or other affiliate of the Company for which the Participant renders services (the “Service Recipient”), the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and may exceed the amount (if any) actually withheld by the Company or the Service Recipient. The Participant further acknowledges that the Company and/or the Service Recipient (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant, vesting or settlement of the RSUs, the subsequent sale of Shares acquired pursuant to the settlement of any RSUs and the receipt of any dividends or dividend equivalents, if any; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Service Recipient (or former Service Recipient, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)    The Company shall have the authority and the right to deduct or withhold, or to require the Participant to remit to the Company, an amount sufficient to satisfy all applicable Tax-Related Items with respect to any taxable event arising in connection with the RSUs. The Participant hereby authorizes the Company and/or Service Recipient, or their respective agents, at their discretion, to satisfy any applicable withholding obligations for Tax-Related Items by one or a combination of the following methods:
(i)    withholding from the Participant’s salary, wages, or any other amounts payable to the Participant, in accordance with Applicable Law;
(ii)    withholding Shares otherwise issuable to the Participant upon settlement of the RSUs;
(iii)    instructing a broker on the Participant’s behalf to sell Shares otherwise issuable to the Participant upon settlement of the RSUs and submit the proceeds of such sale to the Company; or
(iv)    any other method determined by the Company to be in compliance with Applicable Law.
(c)    The Company may withhold or account for Tax-Related Items by considering statutory withholding amounts or other applicable withholding rates, including up to the maximum rate applicable in the Participant’s jurisdiction(s). In the event of over-withholding, the Participant may receive a refund of any over-withheld amount in cash and (with no entitlement to the equivalent in Shares) or if not refunded, the Participant may seek a refund from the local tax authorities. In the event of under-withholding, the Participant may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Service Recipient. If the obligation for Tax-Related Items is satisfied by withholding Shares, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of the Shares is held back solely for the purpose of satisfying withholding obligations for Tax-Related Items.
(d)    Finally, the Participant agrees to pay the Company or the Service Recipient any amount of Tax-Related Items that cannot be satisfied by the means described above in Section 2.6(b). The Company shall not be obligated to deliver any Shares to the Participant or the Participant’s legal representative unless and until the Participant or the Participant’s legal representative shall have paid or otherwise satisfied in full the amount of any withholding obligation for Tax-Related Items resulting from the RSUs or the Shares subject to the RSUs.
2.7    Rights as Shareholder. The holder of the RSUs shall not be, nor have any of the rights or privileges of, a shareholder of the Company, including, without limitation, voting rights and rights to dividends, in respect of the RSUs and any Shares underlying the RSUs and deliverable hereunder unless and until such Shares shall have been issued by the Company and held of record by such holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 9(a) of the Plan [Changes in Capitalization].

2.8    Dividend Equivalents. If and to the extent that the Company has declared dividends, on the Vesting Date(s) provided in the Grant Notice, Participant shall become entitled to receive from the Company a cash payment equaling the same amount(s) that the holder of record of a number of Shares equal to the number of RSUs covered by this Agreement, that are held by Participant on the close of business on the business day immediately following the Vesting Date, would have been entitled to receive as dividends on such Shares during the period commencing on the effective date hereof and ending on the applicable Vesting Date. Payments under this section shall be made within thirty (30) days following the applicable Vesting Date.
ARTICLE III.
OTHER PROVISIONS
3.1    Transferability. The RSUs shall be subject to the restrictions on transferability set forth in Section 10(a) of the Plan [Transferability of Awards].
3.2    No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making recommendations regarding participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares. The Participant understands that the Participant may incur tax consequences in connection with the RSUs granted pursuant to this Agreement (and the Shares issuable with respect thereto). The Participant understands and agrees that the Participant should consult with the Participant’s own tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Plan.
3.3    Adjustments Upon Specified Events. The Board may accelerate the vesting of the RSUs in such circumstances as it, in its sole discretion, may determine. The Participant acknowledges that the RSUs are subject to adjustment, modification and termination in certain events as provided in this Agreement and Section 9 of the Plan [Adjustments for Changes in Ordinary Shares and Certain Other Events].
3.4    Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to the Participant shall be addressed to the Participant at the Participant’s last address reflected on the Company’s records. By a notice given pursuant to this Section, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service or internationally recognized courier.
3.5    Governing Law and Venue. The provisions of this Agreement shall be governed by and construed in accordance with Jersey Companies Law, as to matters within the scope thereof, and the internal laws of Jersey without reference to conflict of law provisions, as to all other matters. The Participant agrees to the exclusive venue and jurisdiction of the courts of England and Wales over any suit, action or proceeding arising out of or relating to or concerning this Agreement and waives any objection based on lack of jurisdiction or inconvenient forum.
3.6    Conformity to Applicable Laws. The Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any other Applicable Law. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the RSUs are granted, only in such a manner as to conform to Applicable Law. To the extent permitted by Applicable Law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such Applicable Law.
3.7    Amendment, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board; provided, however, that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the RSUs in any material way without the prior written consent of the Participant.
3.8    Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. This Agreement shall be binding upon the Participant and his or her heirs, executors, administrators, successors and assigns.
3.9    Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if the Participant is subject to Section 16 of the Exchange Act, then the Plan, the RSUs and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
3.10    Recoupment. As an additional condition of receiving the RSUs, the Participant agrees that the RSUs and any benefits or proceeds therefrom that the Participant may receive hereunder shall be subject to forfeiture and/or repayment to the Company to the extent required (i) to comply with any requirements imposed under Applicable Laws and/or the rules and regulations of the securities exchange or inter-dealer quotation system on which the Shares are listed or quoted, including, without limitation, pursuant to Section 10D of the Exchange Act, Rule 10D-1 thereunder, and Listing Rule 5608 of the Nasdaq Stock Exchange, as may be reflected in a recoupment or “clawback” policy adopted by the Company, as may be amended from time to time, or otherwise, and (ii) under the terms of any policy adopted by the Company, as may be amended from time to time, to facilitate the Company’s objectives related to eliminating or reducing fraud, misconduct, wrongdoing, or violations of law by an employee or other service provider or related to improving the Company’s governance practices or similar considerations (and the provisions contained in a policy contemplated under sub-clause (i) and (ii) shall be deemed incorporated into this Agreement without the Participant’s additional or separate consent). Further, if the Participant receives any amount in excess of what the Participant should have received under the terms of this Agreement for any reason (including without limitation by reason of a financial restatement, mistake in calculations or administrative error), all as determined by the Administrator, then the Participant shall be required to promptly repay any such excess amount to the Company.
3.11    Nature of Grant. By accepting the RSUs, the Participant acknowledges, understands, and agrees that:
(a)    the Plan is established voluntarily by the Company, it is wholly discretionary in nature;

(b)    the grant of the RSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of restricted share units, or benefits in lieu of restricted share units, even if restricted share units have been granted in the past;
(c)    all decisions with respect to future RSU or other grants, if any, will be at the sole discretion of the Company;
(d)    the Participant is voluntarily participating in the Plan;
(e)    This Agreement does not confer upon the Participant any right to be retained in the employ or service of the Company or the Service Recipient and shall not interfere with the ability of the Company or the Service Recipient to terminate the Participant’s service at any time, with or without cause, subject to Applicable Law.
(f)    the RSUs and any Shares acquired under the Plan, and the income from and value of same, are not intended to replace any pension rights or compensation;
(g)    the RSUs and any Shares acquired under the Plan, and the income from and value of same, are not part of normal or expected compensation for any purposes, including for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar payments;
(h)    the future value of the Shares underlying the RSUs is unknown, indeterminable, and cannot be predicted with certainty;
(i)    no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from the Participant’s Termination of Service (for any reason whatsoever, whether or not later found to be invalid or in breach of Applicable Law in the jurisdiction where the Participant is providing service or the terms of the Participant’s employment or other service agreement, if any);
(j)    unless otherwise agreed with the Company, the RSUs and the Shares subject to the RSUs, and the income from and value of same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of a Subsidiary or other affiliate of the Company;1
(k)    unless otherwise provided in the Plan or by the Company in its discretion, the RSUs and the benefits evidenced by this Agreement do not create any entitlement to have the RSUs or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and
(l)    neither the Company, the Service Recipient nor any other Subsidiary or other affiliate of the Company shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the U.S. dollar that may affect the value of the RSUs or of any amounts due to the Participant pursuant to the vesting of the RSUs or the subsequent sale of any Shares acquired upon settlement of the RSUs.

3.12    Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. The Participant shall have only the rights of a general unsecured creditor of the Company and its Subsidiaries with respect to amounts credited and benefits payable, if any, with respect to the RSUs, and rights no greater than the right to receive the Shares as a general unsecured creditor with respect to RSUs, as and when payable hereunder.
3.13    Data Privacy. By accepting the RSUs, the Participant acknowledges, understands and agrees that:
a)Data Privacy Information and Consent. The Company is located at 22 Grenville Street, St. Helier, Jersey, JE4 8PX, Channel Islands, and offers the RSUs to Service Providers at the Company’s sole discretion. The Company is the controller responsible for the processing of the Participant’s personal information in connection with the Plan. If the Participant would like to participate in the Plan, the Participant will need to (i) review the following information about the processing of the Participant’s personal information by or on behalf of the Company, the Service Recipient, their service providers, and other subsidiaries and affiliates of the Company and (ii) declare the Participant’s consent to the processing of the Participant’s personal information as described below.
b)Data Collection and Usage. The Company and the Service Recipient collect, process, transfer and use personal data about the Participant that is necessary for the purpose of implementing, administering and managing the Plan. This personal data may include the Participant’s name, home address, email address and telephone number, date of birth, social insurance number, passport or other identification number, salary, nationality and citizenship, job title, any shares or directorships held in the Company, details of all awards or other entitlements to Shares granted, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”). The legal basis, where required, for the processing of Data is the Participant’s consent.
c)Stock Plan Administration Service Providers. The Company may transfer Data to Computershare Inc. (“Computershare”) or such other stock plan service provider selected by the Company to assist the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share Data with another service provider that serves in a similar manner. The Company’s service provider may open an account for the Participant to receive Shares. The Participant may be asked to agree on separate terms and data processing practices with the service provider, which is a condition to the Participant’s ability to participate in the Plan.
d)International Data Transfers. The Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. As a result, in the absence of appropriate safeguards or standard data protection clauses, the processing of Data in the United States or, as the case may be, other jurisdictions, might not be subject to substantive data processing principles or supervision by data protection authorities. In addition, the Participant might not have enforceable rights regarding the processing of Data in such jurisdictions. By participating in the Plan, the Participant explicitly declares Participant’s consent to the Company receiving and transferring Data to the Data recipients without implementing particular safeguards for the transfer of Data and, where required, such processing of Data is explicitly based on the Participant’s consent. The Participant understands that the Participant may request a list with the names and addresses of any then-current recipients of the Data by contacting the Participant’s local human resources representative.
e)Data Retention. The Company will use Data only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan or as required to comply with Applicable Laws, exercise or defense of legal rights, or archiving, deletion, and backup processes. The Company may keep some Data longer to satisfy legal or regulatory obligations and the Company’s legal basis for such use would be necessity to comply with legal obligations. The period may extend beyond the Termination Date. When the Company no longer needs Data, the Company will remove it from its systems to the fullest extent reasonably practicable.
f)Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and the Participant is providing the consents herein on a purely voluntary basis. The Participant may withdraw the Participant’s consent at any time, with future effect and for any or for no reason. If the Participant does not consent, or if the Participant later seeks to withdraw the consent, the Participant’s salary from or employment and career with the Service Recipient will not be affected; the only consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to offer the Plan or other equity awards to the Participant or administer or maintain such awards.
g)Data Subject Rights. The Participant may have a number of rights under data privacy laws in the Participant’s jurisdiction. Depending on where the Participant is based, the Participant’s rights may include the right to (i) request access or copies of Data the Company processes, (ii) request rectification of incorrect Data, (iii) request deletion of Data, (iv) place restrictions on the processing of Data, (v) request the portability of Data, (vi) lodge complaints with the competent data protection authorities in the Participant’s jurisdiction and/or (vi) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding the Participant’s rights or to exercise the Participant’s rights please contact the Participant’s local human resources representative.
3.14    Entire Agreement. The Plan, the Grant Notice and this Agreement (including all Exhibits thereto, if any) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof, provided that the RSUs shall be subject to any accelerated vesting provisions in any written agreement between the Participant and the Company or a Company plan pursuant to which the Participant participates, in each case, in accordance with the terms therein.
3.15    Sections 409A and 457A. This Award is not intended to constitute “nonqualified deferred compensation” within the meaning of Sections 409A of the Code (together with any U.S. Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof). However, notwithstanding any other provision of the Plan, the Grant Notice or this Agreement, if at any time the Administrator determines that this Award (or any portion thereof) may be subject to Section 409A or Section 457A of the Code, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other person for failure to do so) to adopt such amendments to the Plan, the Grant Notice or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate for this Award either to be exempt from the application of Sections 409A or 457A of the Code or to comply with the requirements of Sections 409A or 457A of the Code. For the avoidance of doubt, the Participant hereby acknowledges and agrees that the Company will have no liability to the Participant or any other party if the grant, vesting or settlement of the RSUs and the issuance of Shares or cash or any other transaction under this Agreement is not exempt from, or compliant with, Sections 409A of 457A of the Code, or for any action taken by the Company with respect thereto.
3.16    Consent to Electronic Delivery and Participation. The Participant agrees, to the fullest extent permitted by Applicable Law, that in lieu of receiving documents in paper format, the Participant accepts the electronic delivery of any documents the Company, or any third party involved in administering the Plan which the Company may designate, may deliver in connection with this grant (including this Agreement, the Grant Notice, the Plan, account statements, prospectuses, prospectus supplements, annual and quarterly reports, and all other communications and information) whether through the Company’s intranet or the internet site of another such third party or via email, or such other means of electronic delivery specified by the Company. The Participant agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.
3.17    Language. The Participant acknowledges that the Participant is sufficiently proficient in English, or has consulted with an advisor who is sufficiently proficient in English, so as to allow the Participant to understand the terms and conditions of this Agreement. If the Participant received this Agreement, or any other document related to the RSUs and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
3.18    Country-Specific Provisions. Notwithstanding any provisions in this Global Restricted Share Unit Award Agreement, the RSUs shall be subject to any additional terms and conditions set forth in any Appendix to this Global Restricted Share Unit Award Agreement for the Participant’s country. Moreover, if the Participant relocates to one of the countries included in the Appendix, the additional terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.
3.19    Insider Trading/Market Abuse Laws. The Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions including, but not limited to, the United States and the Participant’s country of residence, which may affect the Participant’s ability to accept, acquire, sell or otherwise dispose of Shares or rights to Shares (e.g., RSUs), or rights linked to the value of Shares, during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws or regulations in the applicable jurisdictions). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s insider trading policy. The Participant is responsible for ensuring compliance with any applicable restrictions.
3.20    Foreign Asset/Account, Exchange Control and Tax Reporting. Certain foreign asset and/or foreign account reporting requirements and exchange controls may affect the Participant’s ability to purchase or hold Shares or cash received from participating in the Plan in a brokerage or bank account outside the Participant’s country. The Participant may be required to report such accounts, assets or transactions to the tax or other authorities in the Participant’s country. The Participant may also be required to repatriate sale proceeds or other funds received as a result of the Participant’s participation in the Plan to the Participant’s country through a designated bank or broker and/or within a certain time after receipt. The Participant is responsible for complying with any foreign asset/account, exchange control and tax reporting requirements and should consult with the Participant’s personal legal and tax advisors on these matters.
* * * * *

APPENDIX
TO
GLOBAL RESTRICTED STOCK UNIT AWARD AGREEMENT
GAMBLING.COM GROUP LIMITED
AMENDED AND RESTATED 2020 STOCK INCENTIVE PLAN
Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Grant Notice, the Global Restricted Share Unit Award Agreement (the “Award Agreement”) and the Plan.

Terms and Conditions

This Appendix includes additional terms and conditions that govern the RSUs if the Participant resides and/or works in one of the countries listed below.

If the Participant is a citizen or resident (or is considered as such for local law purposes) of a country other than the country in which the Participant is currently residing and/or working, or if the Participant transfers to another country after the Grant Date, the Administrator shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to the Participant.

Notifications

This Appendix also includes information regarding securities, exchange controls, tax and certain other issues of which the Participant should be aware with respect to Participant’s participation in the Plan. The information is based on the securities, exchange control, tax and other laws in effect in the respective countries as of October 2023. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information noted herein as the only source of information relating to the consequences of the Participant’s participation in the Plan because the information may be out of date at the time the RSUs vest or the Participant sells Shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation, and the Company is not in a position to assure the Participant of any particular result. Accordingly, the Participant should seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to the Participant’s situation.

If the Participant is a citizen or resident (or is considered as such for local law purposes) of a country other than the one in which Participant is currently residing and/or working, or if the Participant transfers to another country after the Grant Date, the information contained herein may not be applicable to the Participant in the same manner.

Costa Rica
There are no country-specific provisions.

Finland
There are no country-specific provisions.
Ireland
Notifications
Director Notification Obligation. Directors, shadow directors and secretaries of an Irish subsidiary or affiliate of the Company must notify the Irish subsidiary or affiliate in writing upon (i) receiving or disposing of an interest in the Company (e.g., RSUs, Shares, etc.), (ii) becoming aware of the event giving rise to the notification requirement, or (iii) becoming a director or secretary if such an interest exists at the time, in each case if the interest represents more than 1% of the Company. This notification requirement also applies with respect to the interests of the spouse or children under the age of 18 of the director, shadow director or secretary (whose interests will be attributed to the director, shadow director or secretary).
Malta
Notifications

Securities Law Information. The Plan, the Agreement and any other materials the Participant may receive regarding the RSUs do not constitute advertising of securities in Malta. Neither the Company nor the Plan is registered in Malta and no investment services will be carried out in or from within Malta. The Plan will not be marketed in Malta and the Company is exempt from any investment service license requirements.

In no event will Shares be delivered to the Participant in Malta. All Shares issued upon settlement of the RSUs will be maintained on the Participant’s behalf outside Malta.
Serbia
Notifications

Securities Law Information. The grant of the RSUs and the issuance of any Shares under the Plan are not subject to the regulations governing public offerings and private placements under the Law on Capital Markets.

Exchange Control Information. Pursuant to the Law on Foreign Exchange Transactions, Serbian residents may freely acquire Shares under the Plan. However, the National Bank of Serbia generally requires residents to report the acquisition of Shares, the value of the Shares at vesting and, on a quarterly basis, any changes in the value of the underlying Shares. An exemption from this reporting obligation may apply on the basis that the Shares are acquired for no consideration. The Participant should consult with the Participant’s personal legal advisor regarding any personal reporting obligations.
Spain

Terms and Conditions

Nature of Grant. The following provision supplements Section 3.11 of the Award Agreement:

The Participant understands that the Company has unilaterally, gratuitously and discretionally decided to grant the RSUs under the Plan to Service Providers throughout the world. The decision to grant the RSUs is a limited decision and is entered into upon the express assumption and condition that any RSUs granted under the Plan will not economically or otherwise bind the Company, the Service Recipient, or any of the Company’s subsidiaries or other affiliates on an ongoing basis other than as set forth in the Agreement. Consequently, the Participant understands that any grant is made on the assumption and condition that it shall not become a part of any employment or service contract (either with the Company, the Service Recipient, or any subsidiary or other affiliate of the Company) and shall not be considered a mandatory benefit, salary for any purpose (including severance compensation) or any other right whatsoever. Further, the Participant understands and freely accepts that there is no guarantee that any benefit shall arise from any gratuitous and discretionary grant since the future value of the RSUs and Shares is unknown and unpredictable.

Additionally, the Participant understands that the vesting and settlement of the RSUs is expressly conditioned on the Participant’s continued and active rendering of service to the Service Recipient such that if the Participant’s employment or service terminates for any reason whatsoever (including the reasons listed below), except as otherwise provided in the Agreement, the RSUs will cease vesting immediately effective as of the Termination Date. This will be the case, for example, even if (a) the Participant is considered to be unfairly dismissed without good cause (i.e., subject to a “despido improcedente”); (b) the Participant is dismissed for disciplinary or objective reasons or due to a collective dismissal; (c) the Participant terminates employment or service due to a change of work location, duties or any other employment or contractual condition; (d) the Participant terminates employment or service due to the Company’s or any subsidiary’s or other affiliate’s unilateral breach of contract; or (e) the Participant terminates employment or service for any other reason whatsoever. Consequently, upon termination for any of the above reasons, the Participant will automatically lose any rights to the RSUs granted to the Participant that were unvested on the Termination Date, as described in the Agreement.

Finally, the Participant understands that this grant would not be made to the Participant but for the assumptions and conditions referred to herein; thus, the Participant acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant of the RSUs shall be null and void.

Notifications

Securities Law Information. No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory in connection with the grant of the RSUs. This Agreement has not been nor will it be registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering prospectus.

Foreign Asset/Account Reporting Information. To the extent the Participant holds rights or assets (e.g., cash or the Shares held in a bank or brokerage account) outside Spain with a value in excess of €50,000 per type of right or asset as of December 31 each year (or at any time during the year in which the Participant sells or disposes of such right or asset), the Participant is required to report information on such rights and assets on the Participant’s tax return for such year. After such rights or assets are initially reported, the reporting obligation will only apply for subsequent years if the value of any previously-reported rights or assets increases by more than €20,000 per type of right or asset as of each subsequent December 31, or if the Participant sells Shares or cancels bank accounts that were previously reported. Failure to comply with this reporting requirement may result in penalties.

In addition, the Participant may be required to electronically declare to the Bank of Spain any foreign accounts (including brokerage accounts held abroad), any foreign instruments (including Shares acquired under the Plan), and any transactions with non-Spanish residents (including any payments of Shares made pursuant to the Plan), depending on the balances in such accounts together with the value of such instruments as of December 31 of the relevant year, or the volume of transactions with non-Spanish residents during the relevant year.
United Kingdom
Terms and Conditions
Responsibility for Taxes. The following provision supplements Section 2.6 of the Award Agreement:
Without limitation to Section 2.6 of the Award Agreement, the Participant hereby agrees to be liable for all Tax-Related Items and hereby covenants to pay all such Tax- Related Items, as and when requested by the Company or the Service Recipient, as applicable, or by HM Revenue and Customs (“HMRC”) (or any other tax or relevant authority). The Participant also hereby agrees to indemnify and keep indemnified the Company and/or the Service Recipient, as applicable, against any Tax-Related Items that the Company and/or the Service Recipient are required to pay or withhold or have paid or will pay to HMRC (or any other tax or relevant authority) on the Participant’s behalf.
Notwithstanding the foregoing, if the Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision will not apply. In the event that the Participant is such a director or executive officer and the applicable income tax is not collected from or paid by the Participant within ninety (90) days of the end of the U.K. tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected income tax may constitute a benefit to the Participant on which additional income tax and National Insurance contributions (“NICs”) may be payable. The Participant will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company and/or the Service Recipient (as appropriate) the amount of any NICs due on this additional benefit, which may also be collected from the Participant by any of the means referred to in Section 2.6 of the Award Agreement.
United States
Foreign Asset / Account Reporting Information. The Foreign Account Tax Compliance Act (“FATCA”) pertains to U.S. citizens and/or U.S. taxpayers who participate in or hold equity-based awards in one or more equity compensation plans offered by the Company, including options, RSUs, and rights to purchase shares under the Company’s 2023 Employee Stock Purchase Plan. Under FATCA, the Company is considered a “non-U.S. issuer” with the result that the Participant may have reporting obligations on Form 8938 when filing the Participant’s annual income tax return (Form 1040). Information regarding Form 8938 is available at http://www.irs.gov/pub/irs-pdf/i8938.pdf. In addition, Report of Foreign Bank and Financial Account (“FBAR”) requirements may also apply to the Participant if the Participant holds assets, such as Shares, outside the United States.

These reporting obligations apply to the extent the aggregate value of the Participant’s holdings (when aggregated with other specified foreign financial assets held by the Participant) exceed certain thresholds. The threshold amounts of the value of the equity holdings (and other foreign assets) that trigger the reporting obligations depend on the Participant’s filing status (e.g., unmarried/married filing separately) and whether the Participant resides in the U.S. or outside the U.S. Shares issued by a non-U.S. issuer that are held in a financial account maintained by a U.S. financial institution (such as a brokerage firm) are not subject to these reporting requirements. However, it is not clear under current guidance whether rights to acquire Shares, such as RSUs (i.e., as opposed to Shares the Participant owns), are eligible for this exception. The Participant should consult with the Participant’s personal tax advisor to determine whether these FATCA reporting requirements apply to the Participant as a result of the Participant’s equity holdings in the Company, including the RSUs or Shares the Participant acquires under the Plan.